Exhibit 6.14

NOK THERAPEUTICS, INC. STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is between NOK Therapeutics, Inc, a Florida corporation ("Company") and MedTek, LLC of 2308 W 5th Street Plainview, TX 79072 ("Purchaser"), as of November 17, 2025.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain of those shares of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

PURCHASE AND SALE

Stock Purchase Amount: Company agrees to sell, and Purchaser agrees to purchase One Million (1,000,000) Shares from Company in exchange for a total purchase price of Two Hundred Fifty Thousand Dollars ($250,000). Purchaser shall deliver to Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser's Stock Purchase Amount.

Delivery of Shares. As soon as reasonably practicable, Company shall deliver the Shares to Purchaser, in electronic form from the Company's transfer agent.

Tradability of Shares. The Shares, once issued to Purchaser, will be restricted shares as that term is defined under applicable federal and state law, and may not be sold until such time as any restrictive resale periods have expired and then may be sold under the provisions of such governing laws.

MISCELLANEOUS

Accredited Purchaser. Purchaser is a sophisticated and accredited investor as that term is defined under U.S. securities laws and is experienced with investments of the type and nature set forth herein. Purchaser fully understands all risks associated with making an early-stage investment of this type and nature.

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this shall be commenced exclusively in the state and federal courts sitting in Orange County, Florida.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf' format data file, such signature shall create a valid and binding obligation of the party executing ( or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf' signature page were an original thereof.

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NOK Therapeutics, Inc.		MedTek, LLC

By:	/s/ Robert Lewis	By:	/s/ Jim Bullard
	Robert Lewis, President		Jim Bullard, Manager